Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Andy Maas, Melissa Merrill
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS RECORD 2007 THIRD QUARTER RESULTS

•        Revenue and EBITDA Increase Over 56 Percent and 63 Percent to a Record $253.3 Million and $56.6 Million Respectively,

•        Diluted EPS Increases Over 56 Percent to $0.50 Per Share

•        Company Raises $232 Million in Successful Offering of Common Stock in October 2007

LONDON, November 1, 2007 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the third quarter and nine months ended September 30, 2007.

Third Quarter Results

For the third quarter of 2007, revenue increased 56.3 percent to a record $253.3 million compared to revenue of $162.1 million in the prior year period. Earnings from operations before interest, taxes, depreciation and amortization (EBITDA) increased 63.1 percent to $56.6 million, also a record, compared to Adjusted EBITDA of $34.7 million(1) in the prior year period. Earnings per diluted share increased 56.3 percent to $0.50 compared to Adjusted earnings per diluted share of $0.32(1) in the prior year period.

Commenting on the quarter, Jack Dunn, FTI’s President and CEO, said, “The third quarter was an excellent quarter for FTI, confirming the momentum that we’ve experienced throughout the year and that we see continuing into the fourth quarter. Organic growth in the period was 25.1 percent, demonstrating strong performance across all of our business units. Key drivers of performance in the quarter were:

•	unprecedented demand globally for our Technology segment’s “software as a service” offering;

•	accelerating restructuring activity due to stresses and excesses in the global credit markets benefiting our Corporate Finance/Restructuring Consulting segment;

•	continued performance ahead of plan for our Economic Consulting segment with ongoing engagements in strategic M&A transactions, and regulatory and commercial disputes; and

•	growth in the retained client base and significant project engagements resulting in another excellent performance, ahead of plan, in our Strategic and Financial Communications segment.”

(1)	Adjusted EBITDA and adjusted earnings per share for the third quarter of 2006 are calculated before special charges totaling $23.0 million. Actual EBITDA and GAAP diluted earnings per share for that period last year were $11.7 million and ($0.01), respectively.

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“We continue to invest aggressively in building the FTI brand and our integrated global platform in anticipation of continuing growth opportunities. Finally, our recent stock offering, where we raised net proceeds of $232 million, ensures we have the financial resources to scale the business and capitalize on the growing and diverse opportunities we see in our markets.”

For the third quarter of 2007, cash flow provided by operations totaled $39.0 million, compared to cash used in operations of $0.9 million in the prior year period. At September 30, 2007, cash and cash equivalents were $62.2 million, and now total approximately $295 million as a result of our stock offering (see “Subsequent Events” below). Accounts receivable days-sales-outstanding were 93 at quarter-end compared to 103 last year, with total debt outstanding of $580.0 million and no amounts outstanding under the Company’s revolving credit agreement.

Fully diluted weighted average common shares outstanding increased 16.3 percent to 45.6 million compared to 39.2 million in the prior year, due to stock and options issued in connection with employee compensation plans and acquisitions, and the effects of a higher average share price on the calculation of shares outstanding associated with the Company’s convertible notes and stock options.

Total headcount as of September 30, 2007, was 2,354, of which 1,809 represented revenue-generating professionals, compared to 1,549 and 1,162, respectively, in the prior year period.

Third Quarter Business Segment Results

Forensic and Litigation Consulting

Revenue in the Forensic and Litigation Consulting segment increased 16.7 percent to $54.6 million compared to $46.8 million in the prior year period. Segment EBITDA increased to $14.5 million, compared to Adjusted EBITDA of $13.4 million in the prior year period. While the segment’s third quarter EBITDA as a percentage of revenue increased compared to the second quarter of 2007 and the first half of the year, it decreased to 26.6 percent of revenue from 28.5 percent in the prior year period primarily due to the Company’s previously announced investments in employee retention including the SMD Incentive Compensation Program and the start up costs associated with opening an office in Mexico City. During the quarter, the segment’s specialty investigations practice, launched in 2006, continued to outperform plan, with strong growth in Asia, Latin America and the U.S. The segment also benefited from the acquisitions over the last year of Holder International, a specialty investigations firm focused on Latin America, and Brower, Kriz & Stynchcomb, LLC (BKS), now part of our construction practice. Importantly, the segment is benefiting from new engagements relating to Foreign Corrupt Practices Act (FCPA) investigations, hedge fund related assignments and disputes surrounding acquisition commitments from sponsor groups and their funding sources.

Technology

Revenue in the Technology segment increased 49.3 percent to $44.8 million compared to $30.0 million in the prior year period. Segment EBITDA increased 64.6 percent to $18.6 million from $11.3 million in the prior year period. EBITDA margins increased to 41.5 percent of revenue from 37.9 percent in the prior year period. Revenue growth was driven by accelerating global demand for eDiscovery software and services and higher processing volumes related to antitrust “second requests,” product liability, global FCPA related matters, and board initiated investigations involving electronic evidence. Margins benefited from a continuing shift in the revenue mix from consulting fee focused services to the more profitable and recurring subscription based software licensing and processing fees. The Company’s Ringtail suite of products is benefiting from new capability enhancements and heightened demand for tailored solutions that can scale for high volume/high profile matters and support a global base of opportunities given Ringtail’s strong multi-lingual capabilities. The segment’s recent investment in a new network operating facility, based in the U.K. and now in full operation, has provided a platform to support significant growth opportunities servicing international matters. In addition, the Company believes that the market is increasingly placing a premium on vertical industry knowledge and expertise, where the segment is particularly benefiting from its deep experience in the global pharmaceutical, hedge fund and private equity industries.

Corporate Finance/Restructuring Consulting

Revenue in the Corporate Finance/Restructuring Consulting segment increased 24.1 percent to $62.9 million compared to $50.7 million in the prior year period. Segment EBITDA increased 47.5 percent to $17.7 million from Adjusted EBITDA of $12.0 million in the prior year period. EBITDA margins increased to 28.1 percent of revenue from 23.7 percent in the prior year period. Strong revenue growth continued in the quarter based on emerging challenges creditors faced as a result of significant turmoil in the global credit markets. Specific examples include ongoing issues in the automotive sector, the impact of subprime lending on the housing market and mortgage-related industries, and tightening credit standards and associated defaults in mid-market loans. FTI has recently been retained on several homebuilding matters, and is seeing increased interest from sectors that are affected by the housing market, such as building materials, consumer durables, mortgage finance and retail. The new London-based European restructuring practice, announced last quarter, has commenced operations and recently won two significant engagements with major U.K. based global banks. The segment’s healthcare practice, which focuses on operations improvement in major hospitals, experienced a strong quarter. Finally, the segment’s Transaction Advisory Support group (TAS) continues to grow by supporting pre- and post-acquisition activities of private equity sponsors in the U.S., Europe and Asia.

Economic Consulting

Revenue in the Economic Consulting segment increased 32.7 percent to $45.9 million compared to $34.6 million in the prior year period. Segment EBITDA increased 59.2 percent to $12.1 million from Adjusted EBITDA of $7.6 million in the prior year period. EBITDA margins increased to 26.5 percent of revenue from 22.1 percent in the prior year period. The segment continues to benefit from its premier position in anti-trust and anti-competitive engagements in both the U.S. and Europe. The segment also won major new engagements relating to litigation in the securities and financial services industries, hospital consolidation feasibility studies, and strategic consulting for industries affected by the dramatic increase in energy prices. Segment utilization rates are up to 87 percent this quarter compared to 76 percent in the year ago period.

Strategic and Financial Communications Consulting

In the Strategic and Financial Communications Consulting segment, revenue was $45.1 million. Segment EBITDA was $11.8 million, or 26.1 percent of revenue. The segment’s strong results reflect excellent performance from its U.K. operations, which continue to perform ahead of plan. The segment continues to benefit from robust capital markets and M&A activity, and has been consistently ranked the #1 European M&A communications advisor by volume according to the European “Merger Market” league tables throughout 2007. In the U.S., the quarter saw strong performance with a number of significant new engagements and excellent client retention, and, in October, the U.S. practice further enhanced its capabilities and expertise through the acquisition of a leading Chicago-based firm with a strong client base in the Midwest and West Coast. During the quarter, the segment’s base of retained clients continued to grow in all regions, with important new clients in Germany and France. In addition, the segment’s newer operations in Asia and the Gulf gained momentum with significant new projects, and the segment continued to expand its geographic reach, acquiring financial communications firms in Asia and Australia late in the quarter to take advantage of rising cross-border communications in the Pacific Rim.

Nine Month Results

For the 2007 nine-month period, company-wide revenue increased 46.8 percent to $720.8 million from $491.1 million in the prior year period. Earnings per diluted share for the first nine months of 2007 were $1.39, compared to Adjusted earnings per diluted share of $0.94 ($0.61 after the special termination charge) in the prior year period, an increase of 47.9 percent. EBITDA for the first nine months of 2007 was $151.7 million, or 21.0 percent of revenue, an increase of 48.0 percent over Adjusted EBITDA of $102.5 million ($79.5 million after the special termination charge), or 20.9 percent of revenue, in the prior year period.

Forensic and Litigation Consulting revenue increased 14.2 percent to $162.3 million compared to $142.1 million in the prior year period. Segment EBITDA was $41.9 million, or 25.8 percent of revenue, an increase of 5.5 percent over Adjusted EBITDA of $39.7 million, or 27.9 percent of revenue, in the prior year period.

Technology revenue increased 34.1 percent to $115.3 million from $86.0 million in the prior year period. Segment EBITDA was $43.4 million, or 37.6 percent of revenue, an increase of 26.5 percent over EBITDA of $34.3 million, or 39.8 percent of revenue, in the prior year period.

Corporate Finance/Restructuring Consulting revenue increased 21.5 percent to $188.0 million from $154.7 million in the prior year period. Segment EBITDA was $49.3 million, or 26.2 percent of revenue, an increase of 35.4 percent over Adjusted EBITDA of $36.4 million, or 23.5 percent of revenue, in the prior year period.

Economic Consulting revenue increased 19.9 percent to $129.9 million from $108.3 million in the prior year period. Segment EBITDA increased 40.2 percent to $36.3 million, or 28.0 percent of revenue, from Adjusted EBITDA of $25.9 million, or 23.9 percent of revenue, in the prior year period.

Strategic and Financial Communications Consulting contributed revenue of $125.3 million and segment EBITDA of $32.7 million, or 26.1 percent of revenue.

Subsequent Events

On October 9, 2007, the Company successfully completed a public offering of 4,830,000 shares of its common stock at a price of $50.00 per share. Proceeds from the offering were approximately $232 million after payment of the underwriting discounts and commissions, but excluding estimated offering expenses. As previously announced, the Company intends to use the net proceeds from the offering for general corporate purposes, including the continuation of its strategic acquisition program.

Updated 2007 Outlook

Based on the strength of the first three quarters of 2007 and current market trends, the Company now believes that:

•	Revenue, EBITDA and diluted earnings per share for the 2007 fourth quarter will exceed 2007 third quarter levels;

•	Revenue and EBITDA for the 2007 full-year period will exceed the high end of previous guidance;

•	Fully diluted shares outstanding will be approximately 51 million and 46 million for the 2007 fourth quarter and full-year periods respectively, including the effect of the stock offering; and

•	Diluted earnings per share for the 2007 full-year period will be within the previously announced range of $1.92 to $2.00, despite a 17.6% increase in fully diluted shares since our last guidance.

Third Quarter Conference Call

FTI will hold a conference call from its London offices for analysts and investors to discuss third quarter financial results at 9:00 a.m. Eastern time on Thursday, November 1, 2007. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 2,300 professionals located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Note: Although EBITDA, Adjusted EBITDA and Adjusted earnings per diluted share are not measures of financial condition or performance determined in accordance with GAAP, FTI believes that they are useful operating performance measures for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in FTI’s industry. FTI uses EBITDA and Adjusted EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to Net Income is included in the accompanying tables to this press release. EBITDA, Adjusted EBITDA and Adjusted Net Income are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA and Adjusted EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, EBITDA and Adjusted EBITDA as supplemental financial measures are also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA and Adjusted EBITDA for purposes of those covenants are not calculated in the same manner as they are calculated in the accompanying table.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks including statements related our future financial results. There can be no assurance that actual results will not differ from the company’s expectations. The Company has experienced fluctuating revenue, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent

Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(in thousands, except per share data)

	Nine Months Ended
	September 30, 2007	September 30, 2006

	(unaudited)
Revenues	$720,751	$491,092

Direct cost of revenues	396,661	276,896
Selling, general and administrative expense	185,275	121,547
Special charges	—	22,972
Amortization of other intangible assets	7,778	8,310

	589,714	429,725

Operating income	131,037	61,367

Other income (expense)
Interest income	3,991	1,887
Interest expense and other	(33,998)	(17,992)
Litigation settlement gains (losses), net	(872)	419

	(30,879)	(15,686)

Income before income tax provision	100,158	45,681

Income tax provision	38,831	21,013

Net income	$61,327	$24,668

Earnings per common share - basic	$1.47	$0.63

Weighted average common shares outstanding - basic	41,690	39,338

Earnings per common share - diluted	1.39	$0.61

Weighted average common shares outstanding - diluted	44,024	40,112

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(in thousands, except per share data)

	Three Months Ended September 30,
	2007	2006
	(unaudited)
Revenues	$253,334	$162,068

Operating expenses
Direct cost of revenues	139,131	91,554
Selling, general and administrative expense	63,007	39,711
Special charges	—	22,972
Amortization of other intangible assets	2,293	2,551

	204,431	156,788

Operating income	48,903	5,280

Other income (expense)
Interest income	1,671	411
Interest expense and other	(12,297)	(6,103)
Litigation settlement gains, net	36	688

	(10,590)	(5,004)

Income before income tax provision	38,313	276

Income tax provision	15,330	562

Net income (loss)	$22,983	$(286)

Earnings (loss) per common share - basic	$0.55	$(0.01)

Weighted average common shares outstanding - basic	41,992	39,236

Earnings (loss) per common share - diluted	$0.50	$(0.01)

Weighted average common shares outstanding - diluted	45,595	39,236

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(unaudited)

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount
	(in thousands)
Three Months Ended September 30, 2007
Forensic and Litigation	$54,636	$14,543	26.6%	77%	$315	424
Corporate Finance/Restructuring	62,874	17,670	28.1%	76%	$406	376
Economic	45,887	12,142	26.5%	87%	$410	227
Technology	44,820	18,579	41.5%	—	—	318
Strategic and Financial Communications	45,117	11,753	26.1%	—	—	464

	$253,334	74,687	29.5%	—	—	1,809

Corporate		(18,095)

EBITDA (1)		$56,592	22.3%

Nine Months Ended September 30, 2007
Forensic and Litigation	$162,258	$41,912	25.8%	77%	$319	424
Corporate Finance/Restructuring	187,981	49,259	26.2%	80%	$420	376
Economic	129,867	36,309	28.0%	87%	$415	227
Technology	115,302	43,364	37.6%	—	—	318
Strategic and Financial Communications	125,343	32,679	26.1%	—	—	464

	$720,751	203,523	28.2%	—	—	1,809

Corporate		(51,836)

EBITDA (1)		$151,687	21.0%

Three Months Ended September 30, 2006
Forensic and Litigation	$46,833	$13,352	28.5%	73%	$316	389
Corporate Finance/Restructuring	50,725	12,026	23.7%	73%	$417	333
Economic	34,554	7,631	22.1%	76%	$393	202
Technology	29,956	11,346	37.9%	—	—	238
Strategic and Financial Communications	—	—	—	—	—	—

	$162,068	44,355	27.4%	—	—	1,162

Corporate expenses		(9,644)

Adjusted EBITDA (1)		$34,711	21.4%

Nine Months Ended September 30, 2006
Forensic and Litigation	$142,058	$39,702	27.9%	78%	$302	389
Corporate Finance/Restructuring	154,729	36,412	23.5%	76%	$402	333
Economic	108,257	25,877	23.9%	80%	$383	202
Technology	86,048	34,270	39.8%	—	—	238
Strategic and Financial Communications	—	—				—

	$491,092	136,261	27.7%	—	—	1,162

Corporate		(33,799)

Adjusted EBITDA (1)		$102,462	20.9%

(1)

We use earnings before interest, taxes, depreciation, amortization ("EBITDA") and EBITDA excluding special charges ("adjusted EBITDA") in evaluating the company's financial performance. EBITDA is not a measurement under accounting principles generally accepted in the United States ("GAAP"). We define EBITDA as operating income before depreciation and amortization, amortization of intangible assets plus litigation settlements. This measure may not be similar to non-GAAP measures of other companies. We believe that the use of such measure, as a supplement to operating income, net income and other GAAP measures, is a useful indicator of a company's financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, this measure excludes certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.

(2)

The majority of the Technology and Strategic and Financial Communications segments' revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (loss)	$22,983	$(286)	$61,327	$24,668

Earnings per common share-diluted	$0.50	$(0.01)	$1.39	$0.61

Add back: Special charges	$—	$22,972	$—	$22,972
Tax effect	—	10,039	—	10,039

Adjusted net income before special charges (1)	$22,983	$12,647	$61,327	$37,601

Adjusted earnings per common share-diluted before special charges (1)	$0.50	$0.32	$1.39	$0.94

Add back: FASB 123 (R) option-based compensation	$3,816	$2,809	$11,997	$8,255
Tax effect	861	855	3,162	2,092

Adjusted net income before FAS 123 (R) option-based compensation and special charges (1)	$25,938	$14,601	$70,162	$43,764

Adjusted earnings per common share-diluted before FAS 123 (R) option based compensation and special charges (1)	$0.57	$0.37	$1.59	$1.09

Add back: Amortization of intangible assets	$2,293	$2,551	$7,778	$8,310
Tax effect	917	1,163	3,016	3,789

Adjusted net income before FAS 123 (R) option based compensation, special charges and amortization of intangible assets (1)	$27,314	$15,989	$74,924	$48,285

Adjusted earnings per common share-diluted before FAS 123 (R) option-based compensation, special charges and amortization of intangible assets (1)	$0.60	$0.41	$1.70	$1.20

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND SPECIAL CHARGES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (loss)	$22,983	$(286)	$61,327	$24,668
Less: Litigation settlements	(36)	(688)	872	(419)
Add: Interest expense, net	10,626	5,692	30,007	16,105
Add: Income tax provision	15,330	562	38,831	21,013

Operating income	48,903	5,280	131,037	61,367
Add: Litigation settlements	36	688	(872)	419
Add: Depreciation and amortization	5,360	3,220	13,744	9,394
Add: Amortization of other intangible assets	2,293	2,551	7,778	8,310

EBITDA (1)	56,592	11,739	151,687	79,490
Special charges	—	22,972	—	22,972

Adjusted EBITDA (1)	56,592	34,711	151,687	102,462
FAS 123 (R) option-based compensation	3,816	2,809	11,997	8,255

ADJUSTED EBITDA before FAS 123 (R) option-based compensation (1)	$60,408	$37,520	$163,684	$110,717

ADJUSTED EBITDA before FAS 123 (R) option-based compensation (1) as a % of revenues	23.8%	23.2%	22.7%	22.5%

(1)	We use earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and adjusted net income in evaluating the company's financial performance. EBITDA, adjusted EBITDA and adjusted net income are not measurements under accounting principles generally accepted in the United States ("GAAP"). We define EBITDA as operating income before depreciation and amortization and amortization of intangible assets adjusted for litigation settlements. We define adjusted EBITDA as EBITDA before special charges. These measures may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as supplements to operating income, net income and other GAAP measures, are useful indicators of a company's financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(in thousands)

	Nine Months Ended September 30,
	2007	2006
	(unaudited)
Operating activities
Net income	$61,327	$24,668
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and other amortization	13,744	9,394
Amortization of other intangible assets	7,778	8,310
Provision for doubtful accounts	7,125	6,060
Non-cash share-based compensation	16,526	10,708
Excess tax benefits from share-based compensation	(4,352)	(910)
Impairment of other intangible assets	—	933
Non-cash interest expense	2,386	1,797
Other	(478)	(17)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(97,971)	(50,724)
Notes receivable	(23,163)	(33,985)
Prepaid expenses and other assets	(1,785)	(5,940)
Accounts payable, accrued expenses and other	29,992	10,140
Accrued special charges	(8,076)	18,590
Income taxes	1,617	(5,206)
Accrued compensation	15,257	(24,748)
Billings in excess of services provided	1,511	27

Net cash used in operating activities	21,438	(30,903)

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs	(23,857)	(69,756)
Purchases of property and equipment	(27,912)	(13,803)
Other	101	247

Net cash used in investing activities	(51,668)	(83,312)

Financing activities
Borrowings under revolving line of credit	25,000	—
Payments of revolving line of credit	(25,000)	—
Purchase and retirement of common stock	(18,116)	(23,376)
Issuance of common stock under equity compensation plans	15,237	6,471
Excess tax benefit from share based compensation	4,352	910
Borrowings under long-term credit facilities	—	400
Payments of long-term debt	(149)	(15)
Payments of debt financing fees	—	(393)
Other	—	(674)

Net cash used in financing activities	1,324	(16,677)

Effect of exchange rate changes on cash	(773)	—

Net decrease in cash and cash equivalents	(29,679)	(130,892)
Cash and cash equivalents, beginning of period	91,923	153,383

Cash and cash equivalents, end of period	$62,244	$22,491

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

(in thousands, except per share amounts)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$62,244	$91,923
Accounts receivable
Billed	182,489	135,220
Unbilled	100,483	56,228
Allowance for doubtful accounts and unbilled services	(25,886)	(20,351)

	257,086	171,097
Notes receivable	11,980	7,277
Prepaid expense and other current assets	18,959	16,259
Deferred income taxes	18,112	8,393

Total current assets	368,381	294,949

Property and equipment, net	65,339	51,326

Goodwill	909,222	885,711

Other intangible assets, net	75,067	77,711

Notes receivable, net of current portion	53,330	35,303

Other assets	50,031	46,156

Total assets	$1,521,370	$1,391,156

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable, accrued expenses and other	$60,214	$77,914
Accrued compensation	88,764	76,765
Current portion of long-term debt	15,795	6,917
Billings in excess of services provided	18,467	16,863

Total current liabilities	183,240	178,459

Long-term debt, net of current portion	564,069	563,441

Deferred income taxes	62,300	57,782

Other liabilities	38,762	26,374

Stockholders' equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 43,116 shares issued and outstanding in 2007 and 41,890 shares issued and outstanding in 2006	431	419
Additional paid-in capital	330,092	294,350
Retained earnings	330,264	268,937
Accumulated other comprehensive income	12,212	1,394

Total stockholders' equity	672,999	565,100

Total liabilities and stockholders' equity	$1,521,370	$1,391,156